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                                                                EX-99.B(g)(2)(i)

July 8, 2000

Wells Fargo Variable Trust
c/o Stephens Inc.
111 Center Street
Little Rock, AR 77201

Re: Foreign Custody Manager

Ladies and Gentlemen:

       In connection with the safekeeping of securities and cash and various other custody activities provided by Wells Fargo Bank Minnesota, N.A. (the "Custodian") to Wells Fargo Variable Trust (the "Trust") under the Custody Agreement dated as of September 20, 1999 (the "Agreement"), the Trust desires to delegate to the Custodian certain additional duties as a "Foreign Custody Manager" for the series identified in Exhibit A (each a "Fund" or collectively the "Funds") as permitted by Rule 17f-5 of the Investment Company Act of 1940, ("Rule 17f-5"). Such additional duties shall be performed on the terms and conditions set forth herein.

       Capitalized terms not otherwise defined herein shall have the meaning attributed to them in the attached Exhibit B.

       The Trust hereby delegates to the Custodian, with respect to each Fund's assets located in each Specified Country, the duties of a "Foreign Custody Manager" as defined in Rule 17f-5 and as specified below. The Custodian accepts the Board's delegation of responsibilities with respect to each Specified Country and agrees in performing the Responsibilities as a Foreign Custody Manager to exercise reasonable care, prudence and diligence such as a person having responsibility for the safekeeping of each Fund's assets would exercise.

Section I. Reports.

       The Custodian shall provide to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of the Funds' foreign custody arrangements, written reports notifying the Board of the placement of assets of each Fund with a particular Eligible Foreign Custodian within a Specified Country and of any material change in the arrangements (including, in the case of Qualified Foreign Banks, any material change in any contract governing such arrangements and in the case of Securities Depositories, any material change in the established practices or procedures of such Securities Depositories) with respect to assets of a Fund with any such Eligible Foreign Custodian.

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Section II.  Duties of the Custodian.

       1. Subject to the provisions of this Agreement, the Custodian shall with respect to each Specified Country select an Eligible Foreign Custodian. In connection therewith, the Custodian shall:

       (a) determine that assets of the Funds held by such Eligible Foreign Custodian will be subject to reasonable care, based on the standards applicable to custodians in the relevant market in which such Eligible Foreign Custodian operates, after considering all factors relevant to the safekeeping of such assets, including, without limitation, those contained in paragraph (c)(1) of the Rule;

       (b) determine that each Fund's foreign custody arrangements with each Qualified Foreign Bank are governed by a written contract with the Custodian (or, in the case of a Securities Depository, by such a contract, by the rules or established practices or procedures of the Securities Depository, or by any combination of the foregoing) which will provide reasonable care for each Fund's assets based on the standards specified in paragraph (c)(1) of the Rule;

       (c) determine that each contract with a Qualified Foreign Bank shall include the provisions specified in paragraph (c)(2)(i)(A) through (F) of the Rule or, alternatively, in lieu of any or all of such (c)(2)(i)(A) through (F) provisions, such other provisions as the Custodian determines will provide, in their entirety, the same or a greater level of care and protection for the assets of each Fund as such specified provisions;

       (d) monitor pursuant to the Monitoring System the appropriateness of maintaining the assets of a Fund with a particular Eligible Foreign Custodian pursuant to paragraph (c)(1) of the Rule and in the case of a Qualified Foreign Bank, any material change in the contract governing such arrangement and in the case of a Securities Depository, any material change in the established practices or procedures of such Securities Depository; and

       (e) advise the Trust whenever an arrangement (including, in the case of a Qualified Foreign Bank, any material change in the contract governing such arrangement and in the case of a Securities Depository, any material change in the established practices or procedures of such Securities Depository) described in preceding clause (d) no longer meets the requirements of the Rule.

       Anything in this Foreign Custody Manager Agreement to the contrary notwithstanding, in no event shall the Custodian be deemed to have selected any Securities Depository the use of which is mandatory by law or regulation or because securities cannot be withdrawn from such Securities Depository, or because maintaining securities outside the Securities Depository is not consistent with prevailing custodial practices in the relevant market (each, a "Compulsory Depository"); it being understood however, that for each Compulsory Depository utilized or intended to be utilized by the Trust, the Custodian shall provide the Trust from time to time with information

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addressing the factors set forth in Section (c)(1) of the Rule and the
Custodian's opinions with respect thereto so that the Trust may determine the appropriateness of placing Trust assets therein.

       2. (a) For purposes of Clauses (a) and (b) of preceding paragraph 1 of this Section, with respect to Securities Depositories, it is understood that such determination shall be made on the basis of, and limited by, information gathered through the Custodian's subcustodian network through the Bank of New York, or through publicly available information otherwise obtained with respect to each such Securities Depository.

       (b) For purposes of clause (d) of preceding Section 1 of this Section, the Custodian's determination of appropriateness shall not include, nor be deemed to include, any evaluation of Country Risks associated with investment in a particular country. For purposes hereof, "Country Risks" shall mean systemic risks of holding assets in a particular country including, but not limited to,
(a) the use of Compulsory Depositories, (b) such country's financial infrastructure, (c) such country's prevailing custody and settlement practices,
(d) nationalization, expropriation or other governmental actions, (e) regulation of the banking or securities industry, (f) currency controls, restrictions, devaluations or fluctuations, and (g) market conditions which affect the orderly execution of securities transactions or affect the value of securities.

Section III   Representations.

       1. The Trust hereby represents that: (a) this Foreign Custody Manager Agreement has been duly authorized, executed and delivered by the Trust, constitutes a valid and legally binding obligation of the Trust on behalf of each Fund enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Trust prohibits the Trust's execution or performance of this Agreement; (b) this Foreign Custody Manager Agreement has been approved and ratified by the Board at a meeting duly called and at which a quorum was at all times present; and (c) the Board or its investment advisor has considered the Country Risks associated with investment in each Specified Country and will have considered such risks prior to any settlement instructions being given to the Custodian with respect to any other Specified Country.

       2. The Custodian hereby represents that: (a) the Custodian is duly organized and existing as a national banking association, with full power to carry on its businesses as now conducted, and to enter into this Foreign Custody Manager Agreement and to perform its obligations hereunder; (b) this Foreign Custody Manager Agreement has been duly authorized, executed and delivered by the Custodian, constitutes a valid and legally binding obligation of the Custodian enforceable in accordance with its terms, and no statute, regulation, rule, order, judgment or contract binding on the Custodian prohibits the Custodian's execution or performance of this Foreign Custody Manager Agreement; and (c) the Custodian has established the Monitoring System.

Section IV.   Liability of the Custodian.

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       1.  The Custodian shall not be liable for any costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against, the Trust or a Fund except to the extent the same arises out of the failure of the Custodian to exercise the care, prudence and diligence required of the Custodian under this Foreign Custody Manager Agreement. In no event shall the Custodian be liable to the Trust, a Fund, the Board, or any third party for special, indirect or consequential damages, or for lost profits or loss of business, arising in connection with this Foreign Custody Manager Agreement.

       2. Each Fund shall indemnify the Custodian and hold it harmless from and against any and all costs, expenses, damages, liabilities or claims, including attorneys' and accountants' fees, sustained or incurred by, or asserted against, the Custodian by reason or as a result of any action or inaction, or arising out of the Custodian's performance hereunder, provided that a Fund shall not indemnify the Custodian to the extent any such costs, expenses, damages, liabilities or claims arises out of the Custodian's failure to exercise the reasonable care, prudence and diligence required of it under this Foreign Custody Manager Agreement.

       3. The Custodian shall have only such duties as are expressly set forth herein. In no event shall the Custodian be liable for any Country Risks associated with investments in a particular country.

Section V. Miscellaneous.

       1. For its services hereunder, each Fund agrees to pay to the Custodian such compensation and out-of-pocket expenses as shall be mutually agreed.

       2. This Foreign Custody Manager Agreement constitutes the entire agreement between the Trust and the Custodian, and no provision in the Custody Agreement between the Trust on behalf of each Fund and the Custodian shall affect the duties and obligations of the Custodian as a Foreign Custody Manager hereunder, nor shall any provision in this Foreign Custody Manager Agreement affect the duties or obligations of the Custodian under the Custody Agreement.

       3. Any notice or other instrument in writing, authorized or required by this Foreign Custody Manager Agreement to be given to the Custodian, shall be sufficiently given if received by it at its offices at:

                              Wells Fargo Bank Minnesota, N.A.
                              Attn: Jeannette Dubanoski, AVP
                              Global Custody - N9306-05C
                              733 Marquette Ave S
                              Minneapolis, MN 55479

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       4.  Any notice or other instrument in writing, authorized or required by this Foreign Custody Manager Agreement to be given to the Trust shall be sufficiently given if received by it at its offices at:

                              Wells Fargo Variable Trust
                              c/o Stephens Inc.
                              111 Center Street
                              Little Rock, AR 77201

                       With a copy to:

                                C. David Messman
                          Wells Fargo Funds Management, LLC
                                633 Folsom Street
                          7th Floor, (MAC # 0149-077)
                          San Francisco, CA 94107-3600

       5. This Foreign Custody Manager Agreement shall be construed in accordance with the substantive laws of the State of Minnesota, without regard to conflicts of laws principles thereof. The Trust and the Custodian each hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Foreign Custody Manager Agreement.

       6. This Foreign Custody Manager Agreement shall terminate simultaneously with the termination of the Custody Agreement between the Trust and the Custodian, and may otherwise be terminated by either party giving to the other party a notice in writing specifying the date of such termination, which shall be not less than thirty (30) days after the date of such notice.

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         If the foregoing corresponds to your understanding of our agreement, please indicate your acceptance by the signature of your authorized representative below.

Yours truly,

Wells Fargo Bank Minnesota, National Association

By     /s/  Jeanette K. Dubanoski
  ---------------------------------------------------
  Name:     Jeanette K. Dubanoski
  Title:    Vice President


Agreed and Accepted:

Wells Fargo Variable Trust

By     /s/  C. David Messman
  ------------------------------------
  Name:     C. David Messman
  Title:    Secretary

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                                    Exhibit A
                                    ---------

                    Portfolios of Wells Fargo Variable Trust

                            International Equity Fund

Approved by the Board of Trustees: July 25, 2000.

Most recent approval date: August 7, 2001.

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                                    Exhibit B
                                    ---------

       Whenever used in the Foreign Custody Manager Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

       1. "Board" shall mean the board of directors or board of trustees, as the case may be, of the Trust.

       2. "Eligible Foreign Custodian" shall have the meaning provided in the Rule.

       3. "Monitoring System" shall mean a system established by the Custodian to fulfill the Responsibilities specified in clauses 1(d) and 1(e) of Article III of this Agreement.

       4. "Qualified Foreign Bank" shall have the meaning provided in the Rule.

       5. "Responsibilities" shall mean the responsibilities delegated to the Custodian as a Foreign Custody Manager with respect to each Specified Country and each Eligible Foreign Custodian selected by BNY, as such responsibilities are more fully described in Article III of this Agreement.

       6. "Rule" shall mean Rule 17f-5 under the Investment Company Act of 1940, as amended.

       7. "Securities Depository" shall mean any securities depository or clearing agency within the meaning of Section (a)(1)(ii) or (a)(1)(iii) of the Rule.

       8. "Specified Country" shall mean each country identified on a list maintained from time to time by mutual agreement of the Trust and the Custodian and each country, other than the United States, constituting the primary market for a security with respect to which the Trust has given settlement instructions to the Custodian as custodian (the "Custodian") under its Custody Agreement with the Trust.

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